Exhibit 4.2

FIRST AMENDMENT TO RIGHTS AGREEMENT

This First Amendment to Rights Agreement (this “Amendment”), dated as of October 24, 2018 (the “Effective Date”), is by and between Exact Sciences Corporation, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”).

W I T N E S S E T H

WHEREAS, the Company is party to a Rights Agreement, dated as of February 22, 2011 (the “Agreement”), with the Rights Agent;

WHEREAS, pursuant to Section 26 of the Agreement, for so long as the Rights are then redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement in any respect without the approval of any holders of Rights or Common Stock;

WHEREAS, the board of directors of the Company has determined that it is in the best interests of the Company and its stockholders to amend the Agreement on the terms set forth herein;

WHEREAS, the Company hereby directs the Rights Agent to enter into this Amendment; and

WHEREAS, the Company has delivered to the Rights Agent a certificate from an appropriate officer of the Company, which states that this Amendment is in compliance with the terms of Section 26 of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:

Section 1.                                           Amendment of Section 7(a) of the Agreement.  Clause (i) in paragraph (a) of Section 7 of the Agreement is hereby amended and restated in its entirety as follows:

“(i) 11:59 P.M., New York City time, on October 24, 2018 (the “Final Expiration Date”),”

Section 2.                                           Amendment of Exhibit C to the Agreement.  The fifth paragraph of Exhibit C to the Agreement is hereby amended and restated in its entirety as follows:

“The Rights are not exercisable until the Distribution Date. The Rights will expire at 11:59 P.M., New York City time, on October 24, 2018 (the “Final Expiration Date”), unless earlier redeemed or exchanged by the Company or terminated.”

Section 3.                                           Effect of Amendment. This Amendment is an amendment to the Agreement and shall become effective on the Effective Date.  All references to the Agreement shall, from and after the Effective Date, be deemed to be references to the Agreement as amended hereby.

Section 4.                                           Further Assurances.  Each of the parties to this Amendment shall reasonably cooperate and take such action as may reasonably be requested by the other party in order to carry out the provisions and purposes of this Amendment, the Agreement as amended by this Amendment and the transactions contemplated hereby and thereby.

Section 5.                                           Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 6.                                           Governing Law.  This Amendment shall be deemed to be a contract made under the internal laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

Section 7.                                           Execution in Counterparts.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

Section 8.                                           Descriptive Headings.  Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 9.                                           Defined Terms.  Except as otherwise expressly provided herein, all capitalized terms used herein shall have the meanings assigned to them in the Agreement, as amended hereby.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and effective as of the day and year above written.

EXACT SCIENCES CORPORATION

By:	/s/ D. Scott Coward
Name: D. Scott Coward
Title: Senior Vice President, General Counsel and Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Michael A. Nespoli
Name: Michael A. Nespoli
Title: Executive Director

[SIGNATURE PAGE TO FIRST AMENDMENT TO RIGHTS AGREEMENT]